Exhibit 16.1

April 1, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Local Insight Regatta Holdings, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Local Insight Regatta Holdings, Inc. dated March 26, 2009. We agree with the statements concerning our Firm in such Form 8-K. However, we make no comment whatsoever concerning the current status of the reportable event described in such Form 8-K, or any current remediation actions taken with respect to such reportable event.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Denver, Colorado